Exhibit 99.2

Shenandoah Telecommunications Company

Annual Meeting of Shareholders, April 17, 2012

Prepared Remarks

[Slide 1] – Introductory Slide – President’s Report – Chris French - CEO

Before we get into our presentations and review of our financial results, we have disclosures to make regarding forward-looking statements and our use of non-GAAP financial measures.  [Slide 2]  The first Slide discloses that our presentations include “forward-looking statements” in accordance with the rules of the Securities and Exchange Commission, and they may contain our current expectations of future events.  The second Slide [Slide 3] points out that some of the performance metrics we discuss are not determined in accordance with generally accepted accounting principles, or GAAP, but they are commonly used in our industry and we believe they can provide relevant and useful information regarding our Company’s performance.

[Slide 4] In my letter to shareholders, I pointed out that despite the challenges facing our Company, we are making good progress on our long-term goals.  We are positioning our Company as a key provider of the services which are increasingly becoming necessities in our modern, information-based society.  This demand for wireless service and high-speed internet access is now driving demand across all of our segments.  I'll let Earle and Adele go into the details of our operational and financial results and progress, but I first want to talk in more general terms about what we're trying to accomplish, and why we think it is important.

You may have heard the term broadband, but might wonder what it means, and how it relates to the services we provide.  In simple terms, broadband refers to high-speed internet service, [Slide 5] whether delivered over wires and cables to your home or office, or wirelessly to your smartphones or other mobile devices.  Broadband allows a user to send and receive emails, surf the web, download images and music, watch videos, join a web conference, and much, much more.

With its focus shifted to broadband, our industry is undergoing a very significant change.  For us to remain relevant to our customers, and to continue to create value for our shareholders, we must adapt to this change.  For those of you have been long-term shareholders, this is something you've experienced a few times before.

For many decades, telecommunications was primarily all about voice communications.  Our Company was founded in 1902 because local farmers wanted to be able to talk to their neighbors and to local businesses.  As it initially was for all telephone companies, making these connections and giving people the ability to call between two locations was our only objective.

Once this basic objective was widely met, and with the help of technological developments, the nature of customer demand started to change in two different ways.  First, customers increasingly wanted to talk to others regardless of their location, and wireless services began to take off.  Second, people really began to use their services for more than just talking.  What started with the early fax machines has now evolved to email, web pages, and interactive gaming.

While our Company's foundation was built on being a telephone company, for some time plain old telephone service has been a declining part of our business.  Basic telephone service continues to be very important, but we have purposely diversified into other areas to offset telephone's decline and to provide new areas of growth.

We now think of our business as three segments: Wireline, Wireless and Cable.   While each offers different services, the key thing all three segments have in common, and what is driving their growth, is the broadband aspect of their services.  To remain relevant and viable we think it is essential for a telecommunications service company to be a broadband provider; and, we have been successfully making this transition in all three of our segments.

Our wireline segment offers broadband with both our DSL service and our rapidly growing fiber services business.  Our expanding fiber network serves the increasing broadband needs of businesses, and provides the backbone transport for other users of bandwidth such as our own cable and wireless networks, and the networks of our competitors.  You may be interested in knowing that within our traditional telephone company service area, we now collect more revenue for high-speed internet access than we do from phone-only service.

Our wireless segment has been offering broadband data services for many years.  At past meetings, you've heard us speak about our investment in 3G or EVDO data capabilities for our PCS network.  More recently, we announced plans to deploy 4G LTE services, the latest improvement in wireless data, as part of Sprint's Network Vision project.  This project will allow us to offer better service, and up to ten-times faster data speeds, to the rapidly growing number of smartphones and broadband capable tablet devices.

And finally our cable segment, after the upgrades of our acquired systems, is able to offer customers one of the most robust broadband access services in our markets; significantly better than the DSL services offered by our local telephone company competitors.  Our primary justification for our cable acquisitions wasn't for the video opportunity as much as it was for the broadband growth opportunity.  Our cable systems are increasingly being used to provide high speed broadband connections to PCs, gaming consoles and even TV sets that can now receive video programming over broadband connections in addition to traditional cable signals.  These connections will continue to increase in importance as a means of providing access to the growing array of broadband-based services.

While it is the right thing to do make the investments needed for this shift to broadband, it is challenging, and it is disruptive.  This is perhaps most noticeable in our financial results and the impact on our earnings, which impacts our stock price.  We've been through these cycles before, where we first need to make large investments in new services or capabilities, and then grow the number of customers and the revenues to support those investments.  You'll remember it happened when we launched our local internet access business many years ago.  It also happened when we first got into wireless with cellular and then expanded a couple of different times with PCS.  We're now going through a similar cycle with cable and we have another big wireless investment for Network Vision.  We hope that our shareholders take some comfort knowing that we have successfully been through similar cycles, as we have changed and adapted to stay at the forefront of our industry.  As you'll see with our operational results, we have made good progress in many key areas, and we compare favorably to others in the industry.

I mentioned earlier that our earnings were one factor impacting our stock price.  With a large part of our Company committed to the wireless business, and our association with Sprint Nextel, our stock's performance is also influenced by factors affecting the wireless industry in general and Sprint Nextel in particular.  Sprint's results are now starting to get better, but despite their struggles, our shareholders should take comfort that we have been able to produce positive [Slide 6] net gains in customers in every quarter since first becoming a Sprint Nextel affiliate in 1999.

Members of our senior management team occasionally speak with a number of institutional investors who have been long-term owners of our stock.  The feedback we hear from this group of professional investors and money managers is very supportive of our diversification and of our efforts to adapt our company for today's new realities.  Some of these investors also have other investments in small rural telephone companies that have not been as successful in their diversification efforts; or, perhaps they didn't even attempt to diversify for fear of having to take risks on new investments.  We know that valuations of some purely rural and undiversified telephone companies are now less than half of what they were just a few years ago.

Our past decision to diversify away from being just a local telephone company is a fundamental reason we have been able to remain a viable and thriving telecommunications company.  Over the long-term, ownership of our stock has been a good investment for our shareholders.  We are currently down from some of our peaks in more recent years, but as you can see from this Slide, [Slide 7] we closed 2011 with our stock price up significantly over longer periods of time.  The Slide shows the total split-adjusted change over five through twenty year time periods, with the twenty year change reflecting a 165% increase.  Further adding to shareholder returns was our consistently paid annual dividend, [Slide 8] which increased significantly over these same time frames.  This slide shows the change in the split adjusted dividend per share from the beginning of each time period to now.  Over the last twenty years, you can see that the dividend has increased almost 700%.

Our current diversification efforts are very important for our future success.  Meeting the rapidly growing demand for broadband in all three of our segments is another important step for ensuring that we will continue to be a vibrant company that can meet its customers' needs and provide the long-term returns expected by our shareholders.

I'll now ask Earle to review our operational results, and then Adele will recap our financial results for 2011.

[Slide 9] – Title Slide – Operations Review – Earle MacKenzie - COO

Thank you, Chris.  Good morning, everyone.

I want to take a few minutes to share with you our 2011 operating results and then expand on Chris’ comments to share our plans and the steps we are taking to expand our broadband business opportunities.

My first Slide [Slide 10] shows our growth in wireless customers over the past five years.  As you recall, in July 2010 upon signing a new agreement with Sprint and purchasing 50 thousand Sprint prepaid customers that were located in our service area we started selling prepaid wireless service.  As of yearend 2011, we had a 107 thousand prepaid and 249 thousand postpaid customers for a total of 356 thousand wireless customers.

[Slide 11] 2011 was a very good year for customer additions.  We added more wireless customers in 2011 than we have in any year since launching wireless.  We added a total of 54 thousand new customers in 2011 compared to 30 thousand new customers in 2010.  We added 14 thousand new postpaid customer, a respectable seven percent increase over 2010, but added 40 thousand prepaid customers in 2011 compared to 17 thousand in the last six months of 2010.  We believe there was pent up demand for prepaid services in our service area which accounts for the sizable growth.  Although we expect the demand for prepaid will continue, we don’t expect the growth curve continuing at this pace.  Adele will share with you the financial impact of how this record growth translated into a short-term drag on earnings.

The next Slide [Slide 12] shows how Shentel compares to other major and regional wireless companies.  We are the smallest of the public companies listed.  The top line gives you a sense on the size of each company.  These numbers are in thousands.  For example, Shentel covers 2,055,000 people with our wireless network, Verizon covers 296 million.

What we have seen over the past few years is that Verizon and AT&T have continued to grow while most other wireless companies have lost customers.  Sprint has stabilized and is now adding customers.  The second line shows the net number of customers that each company gained or lost in 2011.  We are particularly proud of our continued wireless growth, adding 54 thousand net customers in 2011.  Our 18% growth year over year was the highest in the industry, exceeding Verizon and AT&T.  Note that the four companies listed on the right side of the chart all lost customers in 2011.   The third line shows the total number of subscribers each company had at the end of 2011 and the last line gives the percentage of customers compared to the number of people each network covers.  You see that our penetration rate is below Verizon and AT&T, comparable to Sprint, but much higher than the other companies that are shown.  Although being a Sprint Affiliate has its challenges, we believe that overall it is a big positive and an important reason we have been able to continue to grow.

In addition to growing our customer base, we have also seen an increase in average revenue we collect from our customers.  [Slide 13] In 2011, we saw the average monthly gross billed revenue per postpaid customer grow by $3.90 to $59.44.  The reason for the growth is due to our investment in broadband.  You see that the data component of revenue grew by $4.84 to $27.47, while the voice revenue decreased by $.94.  If we had not invested in 3G EVDO broadband services over the past few years, we would have seen decreasing revenues and decreasing customers.

In February 2012, we announced that we had signed an amendment to our Sprint agreement that allowed us to build out 4G LTE, the next generation of broadband.   This will provide our customers access to the internet and to download data and video at much higher speeds.  To implement this upgrade, Sprint made the decision to basically replace their entire network.  They refer to this major undertaking as Network Vision.  For Shentel to remain competitive we need to follow.  Sprint will be spending approximately $7 billion nationwide; the price tag for Shentel is $115 million over the next two years.

[Slide 14] Here I have listed the reasons why management recommended to the Board to move forward with Network Vision.  First doing the upgrade was necessary to keep our network aligned with Sprint and allow our customers to travel throughout the country on a seamless network.

Probably most important we need to make this investment to remain competitive with Verizon and AT&T.  They are our primary competitors and are ahead of us in the deployment of 4G LTE service.   We plan to launch initial LTE service in the third quarter of this year and provide LTE service in our entire network by the end of 2013.  Without this investment we believe we would have lost the majority of our customers over the next few years and significantly impacted the value of your company. The investment will improve our customers’ wireless service.  We will be able to provide better in building service and expand our coverage area.  The architecture of the new network will allow us to sell capacity to other wireless providers.  We can lease them capacity on our network and collect rent.  Finally, Sprint still has approximately 50 thousand postpaid and 11 thousand prepaid iDEN Nextel customers in our service area.  As part of Network Vision, Sprint will be turning off their iDEN Network.  Over the next 18 months, we will be working with Sprint to move those iDEN customers to our network.  We estimate this opportunity has the potential of adding 20 thousand new customers.

Central to moving forward on Network Vision was the need to amend our contract with Sprint.  [Slide 15]  After about a year of negotiations, we signed the new agreement in February.  The key points are shown on the screen.  The key objectives for Shentel were to increase the length of our contract with Sprint in order to be able to have enough time to earn a good return on this significant investment and to preserve the cost containment provisions that we obtained in our 2007 negotiations.  The good news is that we achieved both.

The initial term of our current twenty year contract was set to expire in 2019.  We were able to get a five year extension to 2024.  We got access to 24MHz of additional spectrum to launch the new service.  Without the additional spectrum our capital costs would have been significantly higher over the next five years.  We got the additional spectrum at no additional charge.  We continue to pay the Management Fee at 8% of service revenue that we have paid since the beginning of our relationship.  The Fee covers the spectrum, the Sprint Brand, national advertising and the national platform.
The one concession we agreed to was an increase the cap on the Net Service Fee from 12% to 14% effective July 1, 2013.  You see on the Slide the services that Sprint provides for the Fee.  We would not be able to duplicate the services ourselves at the same overall cost, so we are pleased with the results.

As I stated earlier, we will spend $115 million over the next two years to upgrade our network.  [Slide 16]  We have set a very aggressive schedule.  Work has already begun.  We expect the impact on our customers to be minimal since we will upgrade the network one tower site at a time.  We plan to upgrade 274 of our 510 sites this year with the remaining sites in 2013.  At this point, we plan to launch 4G LTE service in parts of our service area during the third quarter of this year.

Moving on to Cable, [Slide 17] here is a map of all of our cable properties.  They are color coded by the various acquisitions.  You see Shenandoah County in yellow.  The December 2008 Rapid acquisition markets are in blue.  The JetBroadband acquisition in July 2010 is in green and the December 2010 Suddenlink acquisition is in orange.  At this point all of the networks have received the planned upgrades except for the Welch market in southern WV and the two areas we purchased from Suddenlink.  The upgrades for those markets are underway and we expect them to be completed by year end.

The next Slide [Slide 18] shows the growth in our cable Revenue Generating Units or RGUs.  We count each service that a customer obtains from us as an RGU.  If a customer takes voice, broadband and TV from us, it would count as three RGUs.   The chart shows for each year the number of RGUs that we had at the end of each year.  The big jump in 2010 reflects the JetBroadband and Suddenlink acquisitions.   In 2011, we added nine thousand RGUs for an increase of 7%.

As Chris mentioned earlier, as customers are choosing other methods to get their video entertainment, broadband or high speed Internet has become the primary growth service for cable.  For every new video sale we made in 2011, we made approximately 2 voice sales and 4 broadband sales.  Of the 9 thousand net RGU additions, approximately 5 thousand were broadband RGUs and 3,500 were voice RGUs.  The positive side of the growth in broadband and voice is that the margins are much higher on these two products compared to video where over 50% of what we collect is paid to the programmers.

[Slide 19] Here we show the percentages of the homes we pass with our cable network that take our video, high speed Internet and voice services.  I have shown year end 2010 and 2011 along with the current industry averages on the right hand side.  You see that we have upside potential for all these services.  Now that we have finished most of the system upgrades, we will be re-launching the Shentel brand and the focus will be on RGU growth.

I would like to take a moment to discuss the reasons why cable is a growth area for Shentel.  [Slide 20]  Here I have listed the competitive benefits that cable has over the local telephone company and the satellite providers in the provision of the triple bundle of video, voice and broadband.  Cable competes primarily against the telephone company for voice and broadband and the satellite companies for video.  The telephone and satellite companies have formed alliances to sell each other’s products to create a triple bundle to compete against the cable companies.

 The first issue is the limitations of DSL.  With an upgraded cable network, cable operators are able to offer up to 50 Mbps or higher speeds.  In most of the areas we compete, the telephone company offers 3 Mbps.  The comparison is similar to several years ago when DSL was introduced and DSL was a huge step up from Dial Up.  As customers demand higher and higher speed, traditional DSL isn’t an alternative that can offer the high speed and capacity of the cable network.  We expect to see the continued shift from DSL to cable similar to the previous shift from Dial up to DSL.

The second advantage is the amount of capital investment the telephone company will need to make to offer comparable speeds.  We continue to upgrade our DSL network here in Shenandoah County and the cost to upgrade has been significant.  We know the cost to increase the speeds in less dense non-urban areas is much higher than in urban area.  Even if the phone company spends the capital to upgrade their DSL networks, they cannot achieve the same Internet speeds as our cable network.  To match our service, they would need to replace their copper network with fiber similar to what Verizon has done on a limited basis with FIOS.  No phone company has access to enough capital or could justify rebuilding their entire network in fiber.  That is why you only see Verizon build FIOS in the metro areas such as Tidewater, Richmond and Northern Virginia.   We are confident our competitors - Verizon, CenturyLink and Frontier won’t make the investment in the markets we serve.

Due to customers giving up their phones to go to the cable company or for only a wireless phone, the voice customers and therefore the revenues of the phone companies are decreasing.  Most phone companies are losing 10% of their voice customers per year.  Combined with the decrease in government subsidies and access charges the phone companies are getting from the long distance carriers, they will have no choice but to dramatically increase their voice rates to maintain.   Since cable doesn’t rely on any government subsidies or access charges in the cable voice business, cable companies will be able to under price the phone company and still make attractive margins.  Selling a bundle of video, voice and broadband is a competitive advantage, so when the phone companies create a bundle as a defensive move against the cable company, they likely resell service of either DISH or DirecTV and receive very little margin.

The satellite companies do have an advantage over the smaller cable operators like Shentel when it comes to video programming.  They have high capacity satellites and access to less expensive programming.   For example, if a customer wants the NFL Ticket, they will be a DirecTV customer because we will never have access to that programming.  The satellite companies do a great job of gaining new customers with their very low introductory pricing, but once the promotion expires the average DISH customer pays approximately $80 and the DirecTV customer approximately $95 per month.

We offer a robust video line up at a competitive price compared to the satellite providers’ after their promotion price expires, so we will continue to sell our advantages and get a share of that market.  Where we do differentiate ourselves is being able to offer a bundle of video, Internet and voice at a discount to the consumer.  Dish and DirecTV will offer a bundle, but like the phone companies, they are only able to do so by partnering with the local phone company.

Satellite Internet access is available, but it has limitations.  The recent offerings are at much higher speeds, but due to capacity limitations, the amount of usage per month is limited and they are not cheap.  Staring at $50 per month, satellite would not be a good alternative for a consumer that watches multiple videos per month, plays games on line or streams a lot of music.

A major advantage cable has is a local presence.  In many cases we also have a local store close by so that the customer can walk in and talk to a Shentel representative.  If you buy from Dish or DirecTV, you will always have to call a distant call center and interface with a contractor for any in home service.

I have shared some areas where the cable companies have an advantage over the telephone and satellite companies, but would like to take a moment to focus on some advantages that Shentel has over many cable companies when competing against the phone and satellite providers. [Slide 21]

Going forward, we see broadband and to a lesser extent voice as the primary growth services in cable.  If that is the case, then the local phone company will be our primary competitor.  It is always an advantage when you understand your competitor’s business as well as he does.   Having been in the telephone business for 110 years, we know the telephone business and the challenges that the traditional voice business is facing, which I just outlined on the previous slide, it was because of those challenges that we started to divest away from regulated telephone years ago and decided to expand in cable rather than purchasing other telephone companies.

A major Shentel advantage is the significant investment we have made over the years in our fiber network.  A key reason for targeting the cable acquisitions we selected was the ability for Shentel to leverage our fiber.  A key to making our cable business profitable is by owning or controlling the Internet connection from the customers’ residence to the cloud.  We are able to control that data session from a customer in Farmville to the Internet in either Northern Virginia or Atlanta.  Many other cable companies do not have similar fiber assets and they must pay a significant percentage of their broadband revenue to a third party to transport data to and from the Internet.

We also own a telephone switch.  Being in the telephone business has its advantages in that we can switch calls for our cable voice customers and don’t have to pay a third party, therefore keeping the margin within Shentel.  For example, when we purchased JetBroadband, they were offering voice service is some of their service area.  They were paying a third party to outsource their voice business.  They were paying most of the revenue to the third party for those services leaving little net profit.  We were able to transition off that third party late last year and will now see improving margins within Shentel.

We have always been successful by staying focused on non-urban areas.  When we decided to expand in the cable business, we looked for meaningful opportunities in smaller markets in the mid-Atlantic area.  We understand what it takes to be successful in smaller markets.  They are very different from urban areas.  Another advantage is our ability to focus.  Every company we compete against is significantly larger than Shentel.  We have found that we can beat the big guy if we carefully select our battle grounds.  We know in smaller markets there will be fewer competitors and the big guys generally don’t focus on those markets.  If they have Boston, New York, Washington DC, Richmond and Radford, VA, where do you think they will focus their resources?

The left side of my final Slide [Slide 22] shows the amount we have invested in our networks over the past three years and expect to spend in 2012.  The $138 million we plan to spend this year is almost double 2011 and 2011 was a record year.  The significant increase in 2012 is primarily driven by wireless.  We will spend $60 million on Network Vision and an additional $22 million on increasing the capacity for expected wireless customer growth.  The $15 million in Wireline is primarily for expanding our fiber network.  The $34 million in cable is primarily to complete the network upgrades and success based expenditures.

The chart on the right is for the same periods, but I have broken the capital expenditures into those that support the expansion of broadband in our wireless, wireline and cable businesses shown in maroon and the non-broadband expenditures shown in yellow.  You see that in every year shown, the majority of the expenditures have been to support the growth of broadband.  For the 4 year period, of the $318 million in total expenditures, $225 million or 70% is being spent to position Shentel for the on-going explosion of broadband demand.  Making these investments will keep Shentel competitive and relevant as we look forward to the next decade.

Thank you.  I will now turn the podium over to Adele.

[Slide 23] – Title Slide – Financial Review – Adele Skolits - CFO

Thank you, Earle.  This morning I’ll be reviewing Shentel’s financial results, focusing on 2011, but also touching on our longer term performance.

 [Slide 24]  Here you can see that net income on a consolidated basis was $13.0 million, in comparison to $18.1 million in 2010.  After excluding the results of the discontinued Converged Services operation, net income from continuing operations dropped from $18.8 million in 2010 to $13.5 million in 2011.  These decreases are the result of the investments we made in acquiring new customers to grow the business, and the enhancements to our networks which Earle described earlier.

We have been growing rapidly, and, as a result, our financial statements look very different from year to year.  Because of this, I’d like to walk you through an overview of the major parts of our income statement, so you can see how this growth is affecting our financial results.

This Slide [Slide 25], shows the growth in our consolidated revenues over the past ten years. Over this time period, revenues have grown two and a half times.  In reviewing this history, it is important to understand that we changed the method of accounting for wireless revenues in 2007.  At that time, we condensed many income and expense items previously shown separately into a single net fee to Sprint Nextel.  Those income and expenses items were recorded in separate line items of the financial statements through 2006.  In 2007, we reflected revenues net of the Sprint Nextel fees.  That’s why you see the sharp drop in 2007.

The results of our efforts to diversify our business are shown in the shift in the source of our revenues.  This Slide [Slide 26] shows the segments from which we derived our revenues, on a quarterly basis.  The revenues have been split between the three segments of our business.  This graph clearly shows the impact of our initiatives to diversify.

In red, you see that the wireline segment’s revenues have remained relatively constant over this period of time.

The blue bars show the wireless segment’s revenues.  In the third quarter of 2010, we acquired 50,000 Virgin Mobile prepaid customers from Sprint Nextel and began actively selling this prepaid service, and the Boost prepaid service, in our footprint.  The revenues in the wireless segment, which had been growing steadily prior to this acquisition, began to increase much more significantly.

The cable segment’s revenues are shown in the green bars.  In December 2008, we acquired cable operations from Rapid Communications, tripling the revenues from the cable segment.  The revenues from this segment tripled again in the third quarter of 2010 when we acquired cable operations from JetBroadband.

In this next slide [Slide 27], I have shown the shift in the mix of revenues between the first quarter of 2008 and the fourth quarter of 2011.  Over this period, the wireline business which had generated 25% of revenues dropped to 13% of revenues.  Over the same period, the wireless business’s share of revenues dropped from 71% to 60%, while the cable business went from producing 4% to 27% of our revenues.  Clearly, we have reduced our dependency on the wireline business which is losing telephone customers, and which is also vulnerable to the federally mandated changes in our ability to recover our costs through the Universal Service Fund.

In order to grow revenues and support our larger customer base, we also have to incur increased operating costs.  This Slide [Slide 28] shows our most significant expense line items.

Costs of goods and services sold are shown in the red bars.  These costs grew substantially as a result of acquiring the cable businesses.  This line item also grew as a result of increases in the programming fees we pay to purchase the video content and the costs we incur to provide adequate bandwidth to sell a robust cable based internet and voice services.  As the prepaid wireless customer base more than doubled in the last 6 quarters, we incurred significant additional equipment costs for the phones we sell at a discount to our new customers.  In addition, the growth in customers also requires that we increase the capacity of our networks further increasing the network costs included in this line item.

Selling, General and Administrative costs [shown in blue] include the costs to acquire new customers such as sales commissions, advertising and other marketing costs, as well as customer care and back office functions such as Finance and Information Technology.  Selling costs rose as the number of new customers increased.  Customer Care costs are incurred as we service our customers, handling their inquiries, processing service orders and perform billing and collection functions.  While these functions are performed by Sprint Nextel in our PCS business, in the other areas of our business, these costs also rose with the increases in the number of customers we support.

Depreciation and amortization [shown in green] represents the portion of our investment in long lived assets related to the current year.  These costs have grown as we have upgraded and expanded our networks and acquired customer contracts from other companies.  They will also grow in 2012 and 2013 because we’re accelerating the depreciation on the 3rd generation wireless equipment.  We expect to trade this equipment in when we upgrade to the 4th generation LTE technology, as Earle discussed earlier.

Although not the largest expense item, there has been a significant increase in interest expense related to the additional debt we incurred to finance our expansion.  This expense is shown in the top bar for each quarter.  The next Slide [Slide 29] gives you a feel for the amount of debt we now have, relative to the annual operating cash flow we generate from our businesses. The ratio of outstanding debt to annual operating cash flow is traditionally used to measure a business’s ability to service and repay its debt.  Our level of debt is now 2 times our operating cash flow, down from 2.4 times cash flow in 2010.  The average for the telecommunications industry is in excess of 3 times operating cash flow.  When we were investing significantly in our wireless business ten years ago, the level of debt was far greater at nearly 4.5 times cash flow.  Given this, our current level of debt is quite manageable.

Our continued profitability and our long-term growth in earnings [Slide 30] supported a dividend of $.33 per share in 2011.  Over this period, the dividend has been increased at a compound annual rate of 11%.  Your company has continually paid a dividend every year since the first dividend was paid in 1960.

I’ll now turn the podium back to Chris.  Thank you. [Slide 31]